Exhibit 5.2

366 Madison Avenue 3rd Floor New York, NY 10017 tel: (212) 588-0022 fax: (212) 826-9307

February 27, 2026

YY Group Holding Limited

60 Paya Lebar Road

#09-13/14/15/16/17

Paya Lebar Square

Singapore 409051

Re:	YY Group Holding Limited

Ladies and Gentlemen:

We are acting as United States counsel to YY Group Holding Limited, a company incorporated under the laws of the British Virgin Islands (the “Company”), in connection with the Company’s shelf registration statement on Form F-3 (File Number 333-286705), including the base prospectus contained therein, which was initially filed with the United States Securities and Exchange Commission (the “Commission”) on April 23, 2025 and was declared effective by the Commission on April 30, 2025 and as supplemented by the prospectus supplement (the “Prospectus Supplement”), dated February 27, 2026, filed with the Commission pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended (the “Securities Act”), relating to offering and sale of (i) the Convertible Promissory Notes in the aggregate principal amount of $11,880,000 (the “Notes”), (ii) warrants (the “Warrants”) to purchase up to 161,500,814 Class A ordinary shares, no par value per share (the “Class A Ordinary Shares”), (iii) the Class A Ordinary Shares which may be issued from time to time pursuant to the conversion of the Notes, and (iv) the Class A Ordinary Shares which may be issued from time to time pursuant to the exercise of the Warrants, pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and between the Company and certain institutional investors set forth on the signature pages thereof.

This opinion is being furnished to you in connection with the Registration Statement and the Prospectus Supplement.

In connection with this opinion, we have examined the following documents:

1.	a copy of the Registration Statement,

2.	a copy of the Prospectus Supplement,

2.	the form of Notes,

3.	the form of the Warrants, and

4.	such other documents and corporate records as we have deemed necessary or appropriate to enable us to render the opinion below.

For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, and (ii) the genuineness of all signatures, the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (v) the authenticity of the originals of such documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

February 27, 2026

Based upon the foregoing, we are of the opinion that each of:

(i)	the Notes (when duly authorized, executed and delivered by all necessary corporate action of the Company and when the Notes have been issued, delivered and paid for, as contemplated by the Purchase Agreement and the Prospectus Supplement), and

(ii)	the Warrants (when duly authorized, executed and delivered by all necessary corporate action of the Company and when the Warrants have been issued, delivered and paid for, as contemplated by the Purchase Agreement and the Prospectus Supplement),

will be legally binding obligations of the Company enforceable in accordance with their respective terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Notes and Warrants.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. Our opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, any court. It is possible that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Ortoli Rosenstadt LLP
Ortoli Rosenstadt LLP